Exhibit (g)(2)

SUB-ADVISORY AGREEMENT

AMONG

YIELDSTREET PRISM FUND INC.,

YIELDSTREET MANAGEMENT, LLC,

AND

BLACKROCK FINANCIAL MANAGEMENT, INC.

This Sub-Advisory Agreement (the “Agreement”) is made as of [ ], by and among YIELDSTREET PRISM FUND INC., a Maryland corporation (the “Company”), and YIELDSTREET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and BlackRock Financial Management, Inc., a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Company is a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, each of the Adviser and the Sub-Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Company has retained the Adviser to furnish investment advisory services to the Company pursuant to the terms and conditions set forth in the Investment Advisory Agreement entered into by and between the Company and the Adviser (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in furnishing investment advisory services to the Company pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the parties hereto hereby agree as follows:

1.	Duties of the Adviser

(a)	The Adviser hereby retains the Sub-Adviser to act as Sub-Adviser for and manage on a discretionary basis that portion, or all, of the Company’s assets that the Adviser shall allocate to the Sub-Adviser from time to time, plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom (the “Allocated Assets”), and to provide investment advice to the Company with respect to the Allocated Assets as hereinafter set forth, subject to the supervision and oversight of the Adviser and the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment policies, restrictions and guidelines applicable to the Sub-Adviser’s management of the Allocated Assets as agreed to in writing from time to time by the Adviser and the Sub-Adviser (collectively, the “Investment Guidelines”), provided that Adviser provides to the Sub-Adviser, and Sub-Adviser acknowledges receipt of, such Investment Guidelines and any changes thereof within a reasonable time prior to implementation; (ii) the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form N-2 (File No. 333-228959) initially filed on December 21, 2018 (and as the same shall be amended from time to time, the “Registration Statement”) and provided to the Sub-Adviser; (iii) all other applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws as the same shall be amended from time to time; (iv) the Investment Company Act; and (v) the Sub-Adviser’s compliance policies and procedures, provided that Sub-Adviser provides to the Adviser, and Adviser acknowledges receipt of, such summary of compliance policies and procedures and any material changes thereof within a reasonable time prior to implementation with respect to the Allocated Assets. Without limiting the generality of the foregoing, the Sub-Adviser shall with respect to the Allocated Assets, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Company therein; (iii) close and monitor the Company’s investments therein; (iv) determine the securities and other assets that the Company will purchase, retain, or sell therein; (v) use reasonable endeavors to ensure that the Company’s investments therein consist mainly of shares, securities or currencies (or derivative contracts relating thereto), which for the avoidance of doubt may include loans, notes and other evidences of indebtedness; (vi) perform due diligence on prospective portfolio companies therein; and (vii) provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of the Allocated Assets, including providing operating and managerial assistance to the Company and its portfolio companies therein as required.

(b)	The Adviser shall make available to the Sub-Adviser, or furnish the Sub-Adviser with, copies of the Company’s Registration Statement, charter, by-laws, Advisory Agreement, Investment Guidelines and any other limitations or guidelines instituted by the Adviser that specifically relate to the Allocated Assets, and any amendments thereto, in each case in the form currently in effect.

(c)	Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company with respect to the Allocated Assets, including the execution and delivery of all documents relating to the Company’s investments therein and the placing of orders for other purchase or sale transactions on behalf of the Company with respect thereto. In the event that the Company determines to acquire debt financing with respect to the Allocated Assets, the Sub-Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Adviser and the Board. If it is necessary or appropriate for the Sub-Adviser to make investments on behalf of the Company through a special purpose vehicle, the Sub-Adviser shall have authority to create or arrange for the creation of any such special purpose vehicle and/or to make such investments through any such special purpose vehicle (in accordance with the Investment Company Act), subject to the oversight of the Board and the Adviser.

(d)	Subject to the supervision of the Board, the Sub-Adviser is authorized with respect to the Allocated Assets to enter into trading agreements and execute any documents (e.g., ISDAs, control agreements, clearing agreements and other trading arrangements (each, a “Trading Agreement”) on behalf of the Company, as applicable) and take any other actions required to make investments pursuant to the Registration Statement and the Investment Guidelines, which may include any market and/or industry standard documentation; provided that the Sub-Adviser shall obtain the prior written consent of the Adviser before entering into any Trading Agreement where the Company is identified by name either in or on an exhibit to such Trading Agreement and that would be binding upon the Company or any of its assets.

(e)	Subject to the supervision of the Board and without limiting the generality of the foregoing, the Sub-Adviser may, as permitted by rule, regulation or position of the staff of the Securities and Exchange Commission (the “SEC”), utilize the personnel of its affiliates including foreign affiliates in providing services under this Agreement (such personnel, the “Affiliated Personnel”), provided that (i) the Sub-Adviser remains solely responsible for the provision of services under this Agreement, (ii) the Sub-Adviser shall be responsible for all acts of any Affiliated Personnel taken in furtherance of this Agreement to the same extent it would be for its own acts, (iii) except to the extent as otherwise set forth in Section 2, the compensation and/or expenses of the Affiliated Personnel shall be paid by and/or be the sole responsibility of the Sub-Adviser, and the Adviser shall bear no direct cost or obligation with respect thereto beyond the payment of the Management Fee as described in this Agreement, (iv) the Affiliated Personnel shall be selected by the Sub-Adviser in good faith and with reasonable care, and be monitored by the Sub-Adviser and (v) upon reasonable request by the Adviser, the Sub-Adviser shall identify the Affiliated Personnel and the services they provide, and will update the Adviser when making any material changes to the Affiliated Personnel and the services they provide.

(f)	The Sub-Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(g)	The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein or in any other agreement between the Sub-Adviser and the Company and/or the Adviser, shall have no authority to act for or represent the Company and/or the Adviser in any way or otherwise be deemed an agent of the Company and/or the Adviser.

(h)	The Sub-Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Sub-Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Sub-Adviser may retain a copy of such records.

(i)	The Sub-Adviser shall be primarily responsible for the execution of any trades in securities in the Allocated Assets and the Company’s allocation of brokerage commissions with respect thereto.

2.	Company’s Responsibilities and Expenses Payable by the Company

Except as otherwise provided herein, the Sub-Adviser shall pay all expenses incurred by it in connection with the performance of its activities under this Agreement, other than investment-related expenses of the Company (including, but not limited to, the cost of securities, commodities and other investments purchased or sold for the Company (including brokerage commissions and other fees or charges associated with transactions), transfer fees, registration costs, taxes, interest or any other expenses incurred by the Company in connection with acquiring, holding or disposing of its investments, including any legal or third-party service fees incurred by the Sub-Adviser or the Company in connection with securities held for the Company). Except as otherwise provided in this Agreement or by law, the Sub-Adviser shall not be responsible for any other expenses incurred by or on behalf of the Company in connection with its operation, including but not limited to (a) management fees payable to the Adviser under the Advisory Agreement; (b) management or other fees or expenses payable to any other sub-advisers retained by the Company or the Adviser; (c) expenses incurred in connection with providing or arranging for the provision of the facilities and administrative services necessary for the Company to operate; and (d) any fees, costs or expenses of the Company’s operations specifically borne by the Company pursuant to the Advisory Agreement.

3.	Compensation of the Sub-Adviser

(a)	The Adviser agrees to pay, and the Sub-Adviser agrees to accept, as compensation for the services provided by the Sub-Adviser hereunder, a management fee (the “Management Fee”) as hereinafter set forth. The Adviser shall make any payments due hereunder to the Sub-Adviser or to the Sub-Adviser’s designee as the Sub-Adviser may otherwise direct.

(b)	For services rendered under this Agreement, the Management Fee shall be calculated daily based on the applicable annual rate set forth in Exhibit A with respect to the amount of the net assets of the Company comprising the Allocated Assets, excluding cash and cash-equivalents (the “Net Allocated Assets”), and will be payable quarterly in arrears.

(c)	Notwithstanding anything to the contrary contained in this Agreement, each of the Company, the Adviser and the Sub-Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Sub-Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Sub-Adviser

(a)	Compliance with Law. The Sub-Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments, and in accordance with the Company’s compliance policies and procedures adopted thereby pursuant to Rule 38a-1 under the Investment Company Act, and the Sub-Adviser’s own compliance policies and procedures adopted thereby pursuant to the Advisers Act, in each case as applicable to its activities hereunder with respect to the Net Allocated Assets (the “Compliance Policies”). The Sub-Adviser shall use commercially reasonable efforts to provide, within a reasonable time agreed upon by the parties, the Adviser, the Company or the Board with such information and assurances (including certifications and sub-certifications) and with such assistance as the Adviser, the Company or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Adviser’s, the Sub-Adviser’s or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act (in such form and frequency as the Adviser and Sub-Adviser mutually agree). The Sub-Adviser shall use commercially reasonable efforts to provide the Adviser with any information the Adviser needs for the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Company, or to meet other reporting, regulatory or tax requirements applicable to the Company, under federal and state, and foreign securities, commodities and tax laws and other applicable laws.

(b)	Assistance with Public Filings. Upon reasonable request, the Sub-Adviser shall review draft shareholder commentary and similar information in reports to shareholders, registration statements, prospectuses or amendments or supplements thereto or portions thereof that relate to the Allocated Assets or the Sub-Adviser and other documents provided to the Sub-Adviser that relate to the Allocated Assets, provide comments on such drafts within a reasonable time agreed upon by the parties, and provide certifications or sub-certifications as to the accuracy of the information provided in writing by the Sub-Adviser and/or contained in such reports or other documents within a reasonable time agreed upon by the parties.

(c)	Notification of Error Events. The Sub-Adviser shall notify the Adviser and the Company promptly upon detection of any (i) material error in connection with its management of the Allocated Assets, including but not limited to any trade errors, (ii) material breach of any of the Compliance Policies or Investment Guidelines, (iii) material violation of any applicable law or regulation, including the Investment Company Act and Section 851(b)(3) of the Internal Revenue Code of 1986, as amended, or (iv) material violation of the Sub-Adviser’s own compliance policies and procedures, in each case that relates to the Allocated Assets (collectively, “Error Events”). The Sub-Adviser shall also notify the Adviser promptly upon detection of any material violations of its compliance policies and procedures that relate to its activities as an investment adviser generally, to the extent that such violation could be considered material to the Sub-Adviser’s advisory clients. In the event of detection of such an Error Event, the Sub-Adviser shall also provide, upon reasonable request and in a format agreed upon by the Company, the Adviser and the Sub-Adviser, a memorandum to the Adviser and the Company that sufficiently describes any such error and the steps to be taken to correct the error (including those steps taken consistent with the Sub-Adviser’s trade error policy), the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed its relevant controls, and has determined those controls are reasonably designed to prevent additional such errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws). Notwithstanding Section 9 of this Agreement, the Sub-Adviser shall reimburse the Company for costs, losses or damages actually incurred arising out of or resulting from the error, if any. For the avoidance of doubt, the Sub-Adviser need not reimburse the Company for any punitive, incidental, special, indirect or consequential damages arising out of or resulting from any error. For the avoidance of doubt, any deviation from the Investment Guidelines or other applicable limitation or requirements solely due to market movement or redemption or purchase activity within the Allocated Assets shall not be deemed to be an Error Event for purposes of this Section, except to the extent the Sub-Adviser could have reasonably complied with the Investment Guidelines notwithstanding such market movement or redemption or purchase activity within the Allocated Assets.

(d)	Notification of Other Material Events. The Sub-Adviser shall promptly notify the Adviser and the Company in writing of the occurrence of any of the following events: (i) any material breach of this Agreement; (ii) the Sub-Adviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b) of the Investment Company Act or otherwise that prevents the Sub-Adviser from serving as an investment adviser of an investment company registered under the Investment Company Act or performing its duties pursuant to this Agreement; (iii) the Sub-Adviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, governmental, administrative or self-regulatory agency (A) involving the Sub-Adviser’s management of the Allocated Assets, (B) materially impacting the Sub-Adviser’s ability to perform its obligations hereunder, or (C) that is material to the Sub-Adviser’s business as it relates to its performance of its duties under this Agreement; (iv) any proposed or actual change in control or management of the Sub-Adviser; within the meaning of Rules 2a-6 and 202(a)(1)-1 under the Investment Company Act and Advisers Act, respectively; (v) any proposed assignment of this Agreement, as defined under the Investment Company Act; and (vi) any material adverse change in the Sub-Adviser’s business that may materially impair its ability to perform its duties pursuant to this Agreement. For purposes of this Section 4(d), a “material adverse change” includes, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals managing the Allocated Assets to the extent such professionals are not replaced promptly by professionals of comparable experience and quality, or material cybersecurity-related breaches or incidents that result in a potential material change in financial condition. The Sub-Adviser further agrees to notify the Adviser and the Company promptly if it becomes aware that any statement regarding the Sub-Adviser contained in any registration statement or prospectus filed by the Company, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

(e)	Custody Arrangements. The Sub-Adviser shall at no time have custody or physical control of any assets or cash of the Company. The Sub-Adviser shall on each business day provide the Adviser, the Company and the Company’s custodian such information as the Adviser, the Company and the Company’s custodian may reasonably request relating to all transactions and portfolio holdings of the Allocated Assets. The Sub-Adviser shall advise the Company’s custodian and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may reasonably be required. The Sub-Adviser shall arrange for the transmission to the custodian and accounting agent on a daily basis such confirmation, trade tickets, and other documents and information as may be reasonably necessary requested to enable the custodian and accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Company. For purposes of this Section 4(e), communication via electronic means will be acceptable as agreed to in writing from time to time by the Adviser, the custodian or the accounting agent of the Company. In the event the Adviser or custodian engages in securities lending activities with respect to the Allocated Assets, the Sub-Adviser will not be a party to or may not necessarily be aware of such lending activities. It is understood that the Sub-Adviser shall not be responsible for settlement delay or failure, corporate action failure or any related costs or loss due to such activities.

(f)	Valuation Assistance. The Sub-Adviser will provide reasonable assistance to the Adviser or Company and their designated agent(s) in determining or assessing the market value of securities or other instruments held in the Allocated Assets for which market quotations are not readily available. In addition, in order to assist in the Company’s obligation to value its portfolio assets on at least a quarterly basis to determine the Company’s net asset value and upon the request of the Adviser, the Sub-Adviser will provide reasonable assistance to the Company or the Adviser or their designated agent(s) in the Company’s or the Adviser’s determination as to whether prices obtained by the Company or the Adviser or their designated agent(s) for valuation purposes accurately reflect market price information relating to the Allocated Assets at such times as the Adviser, the Company or their agents shall reasonably request. Without limiting the foregoing, to the extent the Sub-Adviser determines a fair valuation for any securities or other instruments held in the Allocated Assets, the Sub-Adviser will provide such fair value pricing to the Adviser, the Company or their designated agents as the Adviser reasonably requests. Notwithstanding the foregoing, the Adviser acknowledges that (a) the Sub-Adviser is not the pricing agent for the Company or the Allocated Assets, (b) the Sub-Adviser’s valuation policies may differ from the valuation policies of the Company’s pricing agent and valuation committee and (c) therefore, the valuations made by the Company with respect to the Allocated Assets may differ from the valuations made by or on behalf of the Sub-Adviser for other accounts that the Sub-Adviser manages. The Sub-Adviser does not guarantee, and absent the Sub-Adviser’s willful misconduct, bad faith, gross negligence or reckless disregard of its duties hereunder, will not be responsible for the accuracy, reliability, or completeness of any market or fair market value determinations of the Allocated Assets’ portfolio investments. The Adviser further acknowledges that certain information, data or analyses may be proprietary to the Sub-Adviser or otherwise consist of nonpublic information, agrees that nothing in this Agreement shall require the Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and, with respect to any information that is provided, agrees to use any such information only for the purpose of pricing Allocated Assets and to maintain their confidentiality.

(g)	Cooperation with Service Providers. The Sub-Adviser shall cooperate with and provide reasonable assistance to the Board, the Company’s administrator, the Company’s custodian and foreign custodians, the Company’s transfer agent and pricing agents and all other agents and representatives of the Company and the Adviser, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Company, provide timely responses to reasonable requests made by such persons and maintain any appropriate interfaces with each, as reasonably requested, so as to promote the efficient exchange of information.

(h)	Provision of Portfolio Information. From time to time as the Adviser or the Company may reasonably request, the Sub-Adviser will furnish the requesting party information and reports, in a timely manner, on portfolio transactions of the Allocated Assets, all in such detail, form and frequency as the Adviser or the Company may reasonably request and as agreed upon by both parties.

5.	Excess Brokerage Commissions

The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Aggregation of Orders

Notwithstanding the provisions of Section 5 above, the Sub-Adviser may to the extent permitted by applicable laws, regulations and any exemptive relief or positions of the staff of the SEC, but shall be under no obligation to, aggregate orders. In such event, allocation of the orders, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a fair and equitable manner and consistent with the Sub-Adviser’s fiduciary obligations to the Company, the Adviser and to the Sub-Adviser’s other clients, in a manner consistent with the Sub-Adviser’s allocation policies and procedures and to the extent permitted by applicable laws and regulations. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

7.	Limitations on the Employment of the Sub-Adviser

The services of the Sub-Adviser to the Adviser and the Company are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser or its affiliates to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder.

8.	Responsibility of Dual Directors, Officers and/or Employees

If any person who is a manager, partner, officer or employee of the Sub-Adviser or its affiliates is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Sub-Adviser or its affiliates shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Sub-Adviser or its affiliates or under the control or direction of the Sub-Adviser, even if paid by the Sub-Adviser or an affiliate thereof.

9.	Limitation of Liability of the Sub-Adviser; Indemnification

The Sub-Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Company for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Sub-Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Sub-Adviser, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Sub-Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

10.	Proxy Voting

The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Company’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of any voting securities in the Allocated Assets. The Sub-Adviser may use recommendations from a third party in order to make voting decisions and may use a third party service provider to perform the voting (a “Third Party Proxy Voting Service Provider”). The custodian for the Company shall cause to be forwarded to the Sub-Adviser or Third Party Proxy Voting Service Provider all proxy solicitation materials that the Company or its representatives may receive. The Sub-Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the Investment Company Act and the Advisers Act and that it will comply with such procedures with respect to all proxies solicited by or with respect to the issuers of any voting securities in the Allocated Assets. The Sub-Adviser further agrees that it will provide the Board as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably requested by the Board and agreed to by the Sub-Adviser. Upon reasonable request based on a timeline agreed to by the Company and the Sub-Adviser, the Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. The Sub-Adviser shall also provide an annual certification, in a form reasonably acceptable to Adviser, attesting to the accuracy and completeness of such proxy voting records. For the avoidance of doubt, the Sub-Adviser has sole and full discretion to vote (or not to vote) any securities constituting the Allocated Assets and the Adviser will not, directly or indirectly, attempt to influence the Sub-Adviser’s voting decisions.

11.	Use of Name

No right, express or implied, is granted by this Agreement to either party to use in any manner the name of the other or any other trade name or trademark of the other or its affiliates in connection with the performance of this Agreement, except that (a) either party may use the name, trade name or trademark of the other party as required by law or regulation and in disclosure required by law or regulation and (b) either party may receive the prior written consent of the other party to use the name, trade name or trademark of the other party in the limited instance set out in such written consent.

12.	Effectiveness, Duration and Termination of Agreement

(a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the Adviser, (ii) by the vote of a majority of the outstanding voting securities of the Company, (iii) by the vote of the Company’s directors, or (iii) by the Sub-Adviser. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Sub-Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration, and Section 9 shall continue in force and effect and apply to the Sub-Adviser and its representatives as and to the extent applicable.

(b)	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)	This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

13.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered, mailed, postage prepaid, or delivered by electronic address to the other party at the below address:

If to the Sub-Adviser:

BlackRock

1 University Square

3rd Floor

Princeton, NJ 08536

Attn:  Kerrianne Berneck

E-mail: GroupVI@blackrock.com

If to the Company or the Adviser:

YieldStreet Management, LLC

300 Park Avenue

15th Floor

New York, NY 10022

Attn: Ivor Wolk

E-mail: iwolk@yieldstreet.com, with a copy to legal@yieldstreet.com

14.	Amendments

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

15.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

YIELDSTREET PRISM FUND INC.

By:
Name: Milind Mehere
Title: Chief Executive Officer

YIELDSTREET MANAGEMENT, LLC

By:
Name: Milind Mehere
Title: Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name: Scott Reeder
Title: Managing Director

Exhibit A

Management Fee Calculation

The Management Fee shall be calculated by reference to the applicable annual percentage set forth below.

•	0.55% per annum for the first $500 million of the Net Allocated Assets;
•	0.45% per annum for the next $500 million of the Net Allocated Assets (i.e., Net Allocated Assets greater than $500 million but equal to or less than $1 billion); and
•	0.40% per annum of the Net Allocated Assets which are greater than $1 billion.

For the avoidance of doubt, as set forth in Section 3, the Management Fee shall be computed daily, and then is payable quarterly in arrears, such that, for a given quarter, the fee will be the aggregate of such daily calculations.